Exhibit 10.3.I

FIRST AMENDMENT
Dated March 4, 2020
TO RESTRICTED STOCK UNIT AWARD AGREEMENT
OF
RICHARD S. EISWIRTH, JR.

The Restricted Stock Unit Award Agreement (the “RSU Agreement”) of Richard S. Eiswirth, Jr. dated January 23, 2019 related to restricted stock units granted to him on that date by the Compensation Committee of the Board of Directors of Alimera Sciences, Inc. (the “Company”) shall be and hereby is amended as follows:

1.	The following section of the RSU Agreement is deleted in its entirety:

Withholding Taxes
Unless you elect prior to March 31, 2017, which election must be made on a Permissible Trading Day, to satisfy Withholding Taxes through any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; or (ii) tendering a cash payment to the Company (which may be in the form of a check, electronic wire transfer or other method permitted by the Company), then to the greatest extent permitted under the Plan and applicable law, applicable Withholding Taxes will be satisfied through the mandatory sale of a number of the shares subject to the Award and the remittance of the cash proceeds of such sale to the Company, pursuant to a “same day sale.” You authorize the Company to make payment from the cash proceeds of this sale directly to the appropriate taxing authorities in an amount equal to the Withholding Taxes. It is the Company’s intent that the mandatory sale to cover Withholding Taxes imposed by the Company on the Participant in connection with the receipt of this Award comply with the requirements of Rule 10b5-1(c)(1)(i)(B) under the Exchange Act and be interpreted to comply with the requirements of Rule 10b5-1(c).

If, for any reason, such “same day sale” commitment does not result in sufficient proceeds to satisfy the Withholding Taxes, the Company or an Affiliate may, in its sole discretion, satisfy all or any portion of the Withholding Taxes relating to your Award by any of the following means or by a combination of such means: (i) withholding from any compensation otherwise payable to you by the Company or an Affiliate; or (ii) causing you to tender a cash payment (which may be in the form of a check, electronic wire transfer or other method permitted by the Company). Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to deliver to you any Common Stock. Withholding Taxes shall be equal to the Company’s required tax withholding obligations using the minimum statutory withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that are applicable to supplemental taxable income.

2.	The above section of the RSU Agreement is replaced in its entirety by the following section:

Withholding Taxes
The Company shall deduct and withhold, from the number of shares of the Company’s Common Stock (“Shares”) to which you are entitled upon vesting of your units, the number of Shares, valued at the closing price of the Shares on the Nasdaq Global Market on the date of delivery of the Shares, that is equal in value to the withholding tax obligations that arise in connection with the vesting of your units and the related delivery of Shares to you. The number of Shares so withheld shall be determined in good faith by the Company in compliance with the Plan and applicable law. If and to the extent that the value of the withheld Shares as so determined is insufficient to satisfy the withholding tax obligations in full, you agree to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. If you fail to make such tax payments as required, the Company shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to you all federal, state and local taxes of any kind required by law to be withheld with respect to the Shares delivered to you. Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains your responsibility, and the Company makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the award, vesting or settlement of the units.

3.	Except as amended hereby, the RSU Agreement remains in effect.

* * * * * * * *

IN WITNESS WHEREOF, the parties hereto have executed this First Amendment to Restricted Stock Unit Award Agreement as of the date first set forth above. The officer signing on behalf of the Company below was duly authorized by the Compensation Committee of the Board of Directors.

ALIMERA SCIENCES, INC.

By:
Name:
Title:

Richard S. Eiswirth, Jr.